EXHIBIT 1(N)

                                       IVY FUND
                                Ivy Money Market Fund

                   Redesignation of Shares of Beneficial Interest,
                                No Par Value Per Share

               I, Michael G. Landry, being a duly elected, qualified and acting Trustee of Ivy Fund (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, DO HEREBY CERTIFY that, at a Meeting of the Board of Trustees of the Trust held on December 1 - 2, 1995, a majority of the Trustees of the Trust (the "Trustees"), acting pursuant to Article III of the Agreement and Declaration of Trust of the Trust dated December 21, 1983, as amended and restated December 10, 1992 (the "Declaration of Trust"), duly adopted the following resolutions:

               (1) that the shares of beneficial interest of Ivy Money Market Fund (the "Fund") outstanding as of December 31, 1995 shall hereby be redesignated as shares of beneficial interest of "Ivy Money Market Fund -- Class A," with the exception of those shares of the Fund that have been acquired (i) through an exchange of Class B shares from Mackenzie Series Trust, The Mackenzie Funds Inc. (prior to its dissolution) or another series of Ivy Fund, (ii) pursuant to a systematic withdrawal plan under which shares of the Fund are automatically exchanged for Class B shares of Mackenzie Series Trust, The Mackenzie Funds Inc. (prior to its dissolution) or another series of Ivy Fund, or (iii) as a result of the reinvestment of dividends paid with respect to shares acquired in the foregoing subparts (i) and (ii), which shares shall hereby be redesignated as shares of beneficial interest of "Ivy Money Market Fund -- Class B";

               (2) that there shall be designated an unlimited number of authorized and unissued shares of beneficial interest of the Trust as "Ivy Money Market Fund -- Class A" (the "Class A Shares") and "Ivy Money Market Fund -- Class B" (the "Class B Shares"); and

               (3) that the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions of the Class A Shares and Class B Shares, as set forth in the Declaration of Trust, are not changed by this Amendment, nor shall the Class A Shares and Class B Shares have any special rights relative to each other with respect to any other matters that relate to the Fund.














               The Trustees further determined that the foregoing shall constitute an Amendment to the Declaration of Trust, effective as of January 1, 1996.

               IN WITNESS WHEREOF, I have signed this Amendment this 31st day of December, 1995.



                                   MICHAEL G. LANDRY
                                   Michael G. Landry, as Trustee


               The above signature is the true and correct signature of Michael G. Landry, Trustee of the Trust.



                                   C. WILLIAM FERRIS
                                   C. William Ferris, Secretary/Treasurer
                                   Mackenzie Investment Management, Inc.